Exhibit 99.1

Cypherpunk Technologies Reports Second Quarter 2026 Financial Results

Cambridge, Mass. – August 12, 2026 – Cypherpunk Technologies Inc., (Nasdaq: CYPH) ("Cypherpunk"), today reported financial results for the second quarter ended June 30, 2026.

"In the second quarter, Cypherpunk built upon the momentum established earlier this year through the disciplined execution of our Zcash digital asset treasury strategy, increasing our treasury holdings to 323,394.38 ZEC, and welcoming Dev Ojha, founder of Valar Group, as an Advisor,” said Douglas E. Onsi, President and CEO of Cypherpunk Technologies. “Our Leap Therapeutics subsidiary reached alignment with the FDA on a proposed Phase 3 trial in a DKK1-high, second-line, metastatic colorectal cancer population, with objective response rate as the primary endpoint to support accelerated approval and overall survival to support full approval in the United States and registration globally. We are conducting a strategic process to determine the best path to advance sirexatamab, whether as an independently financed spin-out company or with a partner who shares our commitment to cancer patients.”

“In an increasingly AI-driven economy, the demand for true privacy is moving from a technical preference to a civilizational necessity. Our execution in the second quarter reinforces Cypherpunk’s conviction in Zcash as a foundational monetary asset. By growing our ZEC treasury, expanding our world-class advisory team, and continuing to back core infrastructure developers like ZODL, we are systematically positioning Cypherpunk to capture the long-term value of digital privacy adoption,” said Will McEvoy, Chief Investment Officer of Cypherpunk.

Cypherpunk Highlights:

•	Zcash treasury holdings increased to 323,394.38 ZEC

o	As of August 11, 2026, Cypherpunk held a total of 323,394.38 ZEC at an average purchase price of $341.83, representing approximately 1.92% of the total circulating supply of the Zcash network.

o	ZEC is a digital currency that can be transmitted over a peer-to-peer payment system. Zcash uses a cryptographic method called “zero-knowledge proofs” to allow users to engage in financial transactions while maintaining greater privacy.

•	Dev Ojha Appointed as an Advisor

o	Cypherpunk appointed Dev Ojha, the founder of Valar Group, a leading development and research team focused on the Zcash Network, as an Advisor. Valar Group has taken a significant role in developing Zakura, a high-performance full node software designed for massive scalability of Zcash, and on the Ironwood shielded pool. Dev also serves as an official ZIP Editor for Zcash protocol standards. Cypherpunk’s Advisory Team also includes: Arjun Khemani, Zcash key opinion leader; Josh Swihart, CEO of ZODL; Jeff Tiller, Chief of Staff of Gemini; and Zooko Wilcox, Founder of Zcash and Chief Product Officer at Shielded Labs.

Leap Therapeutics Subsidiary Highlights:

•	Publication of randomized Phase 2 DeFianCe study in Clinical Cancer Research

o	Leap Therapeutics announced the publication of results from the randomized Phase 2 DeFianCe (NCT05480306) study of sirexatamab (DKN-01), an anti-DKK1 monoclonal antibody, in Clinical Cancer Research. The publication, “Sirexatamab in Combination with Bevacizumab and Chemotherapy as Second-Line Therapy for Advanced Colorectal Adenocarcinoma: the Phase II DeFianCe Trial," reported the complete efficacy, safety, and biomarker analyses from the study and details the statistical basis for the DKK1 biomarker finding.

o	The peer-reviewed analyses establish that, while the prespecified primary endpoint was not met in the intent-to-treat population, the benefit of sirexatamab increases as a patient's baseline plasma DKK1 level rises — a relationship confirmed by independent statistical approaches and reinforced by the observation that high DKK1 predicts poorer outcomes on standard of care alone. Together, these findings define DKK1-high metastatic colorectal cancer (mCRC) as a biologically distinct population with high unmet need.

•	Reached FDA alignment on registrational Phase 3 trial in DKK1-high colorectal cancer

o	Leap Therapeutics held a Type C meeting with the FDA to discuss the DeFianCe results and proposed registrational path for sirexatamab in DKK1-high, second-line mCRC. Leap presented its proposed Phase 3 trial design, and the FDA provided feedback supporting key elements of that design, including the use of a DKK1 biomarker-selected patient population and a dual-endpoint structure intended to support both accelerated and full approval.

o	Leap Therapeutics reached alignment with the FDA on a randomized, controlled Phase 3 trial evaluating sirexatamab in combination with investigator’s-choice fluoropyrimidine-based chemotherapy (FOLFIRI or mFOLFOX6) plus bevacizumab, compared with chemotherapy and bevacizumab alone. Approximately 270 patients with mCRC whose disease has progressed following one prior line of systemic therapy prospectively identified as DKK1-high using a baseline plasma DKK1 assay cut point are expected to be enrolled and randomized 1:1. Potential accelerated approval in the United States could be determined by objective response rate (ORR) in an initial group of approximately 160 patients, and overall survival (OS) will be evaluated in the full study population intended to support a filing for full approval in the United States and to support registration in markets outside the United States.

o	A blood-based companion diagnostic would be developed in parallel to identify DKK1-high patients in routine clinical practice.

•	Sirexatamab received Fast Track designation from FDA

o	In May 2026, the FDA granted Fast Track designation to sirexatamab in combination with fluoropyrimidine plus oxaliplatin- or irinotecan-based chemotherapy and bevacizumab, for the treatment of patients with DKK1-high mCRC whose disease has progressed following one prior systemic therapy.

o	The Fast Track program is intended to facilitate the development and expedite the review of drug candidates and vaccines that treat serious conditions and fill an unmet medical need. Programs with Fast Track designation may benefit from frequent communication with the FDA, in addition to a rolling submission of the marketing application.

•	Business update

o	Leap Therapeutics has initiated a strategic process to identify the best path forward for sirexatamab and to secure the resources required to advance the program into Phase 3 development. The process is expected to consider a range of alternatives, which may include financing the program as an independent entity, or a strategic transaction with a pharmaceutical or biotechnology company, including a partnership, license, collaboration, sale, or other business combination.

o	There can be no assurance that the strategic process will result in any transaction or financing, or that any transaction or financing that is completed will be on terms favorable to the Company or its stockholders. The Company has not set a timetable for the conclusion of the process and does not intend to disclose developments unless and until it determines that further disclosure is appropriate or required.

Selected Second Quarter 2026 Financial Results

Net income was $39.4 million, or $0.18 per diluted share, for the second quarter of 2026, compared to a net loss of $16.6 million for the second quarter of 2025. The change was primarily due to a $46.0 million unrealized gain on the fair value of the Company's ZEC treasury holdings during the second quarter of 2026, which are marked to market at the end of each period. During the second quarter of 2026, the price of ZEC increased from $243.35 to $400.09.

Research and development expenses were $0.2 million for the three months ended June 30, 2026, compared to $10.5 million for the same period in 2025. The decrease was primarily due to a decrease in clinical trial and manufacturing expenses due to the completion of the clinical trials, together with a decrease in payroll and related expenses associated with the 2025 reduction in force.

General and administrative expenses were $4.5 million for the three months ended June 30, 2026, compared to $1.8 million for the same period in 2025. The increase of $2.7 million for the three months ended June 30, 2026 was primarily due to a $1.7 million increase in stock-based compensation related to restricted stock units granted to general and administrative employees and directors in the fourth quarter of 2025, a $0.8 million increase in payroll and related expenses, and a $0.2 million increase in professional fees.

During the three months ended June 30, 2026, the Company recorded a $46.0 million unrealized gain on the change in fair value of the Company’s ZEC treasury holdings as the price of ZEC increased during the second quarter of 2026 from $243.35 to $400.09.

Cash and cash equivalents totaled $7.6 million on June 30, 2026, and ZEC treasury holdings, categorized as digital asset receivable, totaled $129.4 million based on the ZEC price of $400.09 on June 30, 2026.

About Cypherpunk

Cypherpunk Technologies is a privacy technology company. The Company's mission is to advance technologies that guarantee privacy for humans on the internet. Cypherpunk pursues this mission through two primary strategies: accumulating Zcash (ZEC); and investing in, acquiring, and building technologies that push the frontier of privacy forward. Additionally, through its subsidiary Leap Therapeutics, the Company is developing novel therapies for patients with cancer, continuing the development of sirexatamab and FL-501. For more information about the Company, visit our websites at http://www.cypherpunk.com and http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. Forward-looking statements address various matters including statements relating to the value of the Company’s ZEC holdings, the investment in Zcash Open Development Labs (“ZODL”), or digital assets held or to be held by the Company, the expected future market, price, and liquidity of ZEC or other digital assets the Company acquires, the macro and political conditions surrounding Zcash or digital assets, the Company’s plan for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, and future financial condition and performance. Risks and uncertainties of the digital asset treasury strategy include, among others: (a) risks relating to the Company’s operations and business, including the highly volatile nature of the price of ZEC; (b) the risk that material changes in the price of ZEC, such as decreases in price, will result in significant changes to the Company’s financial statements, such as unrealized losses on fair value of ZEC holdings and net loss; (c) the risk that the price of the Company’s common stock may be highly correlated to the price of ZEC; (d) the risk that the Company will fail to realize the anticipated benefits of the ZEC digital asset treasury strategy or the investment in ZODL; (e) risks related to the custody of our ZEC and our reliance on Gemini Space Station and its affiliates for trading and custody services; (f) changes in business, market, financial, political and regulatory conditions; (g) risks related to increased competition in the industries in which the Company does and will operate; (h) risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; (i) risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; and (j) the Company’s ability to comply with the continued listing requirements of the Nasdaq Capital Market.

With respect to our biotechnology operations, important factors that could cause actual results to differ materially from our plans, estimates or expectations could include, but are not limited to: (i) the DeFianCe study did not meet its prespecified primary endpoint of progression-free survival in the intent-to-treat population; (ii) the DKK1 biomarker subgroup and interaction analyses were exploratory, were based on a limited number of patients, were not adjusted for multiplicity, and may not be replicated in a prospective clinical trial; (iii) the impact of imbalances between treatment arms in the DKK1 subgroups; (iv) the risk that alignment with the FDA on trial design does not constitute agreement that any trial will succeed or that any marketing application will be accepted or approved, and the FDA may change its position at any time; (v) accelerated approval, if pursued, requires that the surrogate endpoint be reasonably likely to predict clinical benefit and is subject to confirmatory trial requirements and possible withdrawal if such requirements are not satisfied; (vi) the Company’s ability to initiate or complete the Phase 3 trial on the anticipated timeline or at all; (vii) the Company’s ability to obtain additional capital to advance sirexatamab on acceptable terms or at all; (viii) that risk that the strategic process may not result in any transaction or financing, may be terminated at any time, and any resulting transaction may not be on terms favorable to the Company or its stockholders; (ix) the Company’s ability to develop and validate a companion diagnostic; (x) the success of competing therapies; (xi) the Company’s ability to secure manufacturing capacity for sirexatamab; and (xii) the Company's ability to maintain and protect its intellectual property rights.

New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. The Company may not actually achieve the forecasts disclosed in such forward-looking statements, and you should not place undue reliance on such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption "Risk Factors" in the Company’s most recent Annual Report on Form 10-K filed with the SEC, or as may be included in other reports or information we file with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor any of its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Cypherpunk Technologies Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,624	$14,035
Digital assets receivable	129,387	147,404
Research and development incentive receivable	-	602
Prepaid expenses and other current assets	539	40
Total current assets	137,550	162,081

Right of use assets, net	38	38
Deferred costs	348	401
Deposits	33	662
Other investment	5,000	-
Total assets	$142,969	$163,182
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$588	$1,981
Accrued expenses	1,014	2,067
Income tax payable	97	472
Lease liability	38	38
Total current liabilities	1,737	4,558

Non-current liabilities:
Deferred tax liability	1,913	5,118
Total liabilities	3,650	9,676

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	-
Common stock, $0.001 par value; 490,000,000 shares authorized; 107,764,382 and 83,851,051 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	108	84
Stock subscription receivable	-	(150)
Additional paid-in capital	639,618	616,216
Accumulated other comprehensive loss	(81)	(95)
Accumulated deficit	(500,326)	(462,549)
Total stockholders’ equity	139,319	153,506
Total liabilities and stockholders' equity	$142,969	$163,182

Cypherpunk Technologies Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$197	$10,537	$358	$23,448
General and administrative	4,492	1,817	9,148	4,823
Restructuring charges	-	4,527	-	4,527
Total operating expenses	4,689	16,881	9,506	32,798
Loss from operations	(4,689)	(16,881)	(9,506)	(32,798)
Interest income	63	246	158	683
Interest expense	(6)	(7)	(13)	(13)
Australian research and development incentives	-	1	-	56
Change in fair value of embedded derivative	45,993	-	(31,562)	-
Foreign currency gain (loss)	1	(2)	1	(6)
Income (loss) before income taxes	41,362	(16,643)	(40,922)	(32,078)
Benefit from (provision for) income taxes	(1,973)	-	3,145	-
Net income (loss) attributable to common stockholders	$39,389	$(16,643)	$(37,777)	$(32,078)

Net income (loss) per share
Basic	$0.21	$(0.40)	$(0.21)	$(0.78)
Diluted	$0.18	$(0.40)	$(0.21)	$(0.78)

Weighted average common shares outstanding
Basic	184,328,441	41,444,979	176,260,808	41,357,423
Diluted	217,343,013	41,444,979	176,260,808	41,357,423

Leap Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash used in operating activities	$(2,692)	$(14,486)	$(6,122)	$(28,966)
Cash used in investing activities	(9,544)	-	(18,544)	-
Cash provided by (used in) financing activities	13,167	(119)	18,242	(180)
Effect of exchange rate changes on cash and cash equivalents	4	22	13	27
Net increase (decrease) in cash and cash equivalents	935	(14,583)	(6,411)	(29,119)
Cash and cash equivalents at beginning of period	6,689	32,713	14,035	47,249
Cash and cash equivalents at end of period	$7,624	$18,130	$7,624	$18,130

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Cypherpunk Technologies Inc.

617-714-0360

For Investors:

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com

For Media:

Jacqueline Ortiz Ramsay

It Factor Strategies

954-294-3249

jacqueline@itfactorstrategies.com